EXHIBIT 99.(a)(1)(C)

FORM OF EMAIL:
ELECTION CONFIRMATION STATEMENT (PRE-EXPIRATION TIME)

To:	[NAME]
From:	karen.pereira@zoran.com
Subject:	Tender Offer Election Confirmation Statement

Zoran Corporation has received your Election Form dated June    , 2007, by which you elected the following:

Eligible Option (Grant Number)	Original Date of Grant	Current Option Exercise Price	Shares Subject to Eligible Option	Measurement Date of Eligible Option	Fair Market Value Per Share on Measurement Date	Elect to Amend Eligible Option & Receive Cash Bonus
☐ Yes
☐ No
☐ Yes
☐ No
☐ Yes
☐ No

Capitalized terms used but not otherwise defined herein shall have the meaning set forth in that certain Offer to Amend Eligible Options (the “Offering Memorandum”) filed with the Securities and Exchange Commission on June 1, 2007 and separately provided to you.

We strongly encourage you to print a copy of this page and keep it for your records.

You may change your election at any time before 11:59 p.m., Pacific Time, on July 2, 2007 (or a later expiration date if Zoran extends the Offer) by submitting a new Election Form (a) by fax to the attention of Karen Pereira at (408) 523 - 6541, (b) by email to karen.pereira@zoran.com or (c) by hand delivery to Karen Pereira at Zoran Corporation, 1390 Kifer Road, Sunnyvale, California 94086.

Note:    Your most recent Election Form submitted to Zoran in the foregoing manner before the Expiration Time will be the form considered for acceptance by Zoran.

A Final Election Confirmation Statement will be forwarded to you within three business days following the Expiration Time.  The Final Election Confirmation Statement should contain the same information as the most recent Election Confirmation Statement that you previously submitted to Zoran.

Please note that our receipt of your Election Form is not by itself an acceptance of the Eligible Option.  For purposes of the Offer, Zoran will be deemed to have accepted Eligible Options with respect to which proper acceptances of the Offer have been made and not properly withdrawn as of the Expiration Time in accordance with the terms of the Offer.